UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DAYSTAR TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Halfmoon, New York

May 31, 2005

13 Corporate Drive

Halfmoon, New York 12065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 21, 2005

To our Stockholders:

The 2005 Annual Meeting of Stockholders of DayStar Technologies, Inc. will be held beginning at 11:00 a.m. local time on June 21, 2005 at The Desmond, 660 Albany Shaker Road, Albany, New York for the following purposes:

1.	To elect five directors of the Company;

2.	To ratify the selection of independent public accountants for 2005; and

3.	To transact such other business as may properly come before the meeting.

Only holders of the Company’s Common Stock and Class B Common Stock, on an as-converted basis to Common Stock, at the close of business on May 10, 2005 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. Stockholders may vote in person or by proxy. A list of Stockholders entitled to vote at the meeting will be available for examination by stockholders at the time and place of the meeting and, during ordinary business hours, for a period of ten days prior to the meeting at the Company’s principal place of business at 13 Corporate Drive, Halfmoon, New York 12065. The accompanying form of proxy is solicited by the Board of Directors of the Company.

By order of the Board of Directors,

Stephen A. Aanderud Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

13 Corporate Drive

Halfmoon, New York 12065

PROXY STATEMENT

2005 Annual Meeting of Stockholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of DayStar Technologies, Inc. (the “Company”) of proxies to be voted at the 2005 Annual Meeting of Stockholders of the Company to be held beginning at 11:00 a.m. local time on June 21, 2005 at The Desmond, 660 Albany Shaker Road, Albany, New York, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares represented thereby will be voted as instructed in the proxy. If no instructions are given, shares will be voted FOR the election of the directors and FOR ratification of the selection of independent public accountants. The persons named as proxies will use their discretionary authority on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the meeting. In addition to solicitation by mail, proxies may be solicited personally, without additional compensation, by the Company’s officers and employees or by telephone, facsimile transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about May 31, 2005.

VOTING

Holders of record of the Company’s Common Stock and Class B Common Stock on May 10, 2005 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were, on an as-converted basis, 3,549,830 shares of Common Stock outstanding and entitled to vote, which amount includes 29,000 shares of Class B Common, converted for voting purposes to 58,000 shares of Common Stock. A majority, or 1,774,916, of these shares will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote in the election of directors and on any other matter that may properly come before the meeting. The Class B Common Stock is entitled, on an as-converted basis, to the same voting rights as the Common Stock, with one vote for each share as converted to Common Stock. Both the Common Stock and the Class B Common Stock vote together as a single class on all matters. Abstentions will be counted in determining whether a quorum is present for the meeting and will be counted as a vote against any proposal, other than the election of directors. Broker non-votes will also be counted in determining whether a quorum is present, but will not be counted for or against the proposal at issue. Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote in the election at a meeting at which a quorum is present. All other matters will be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting. Stockholders are not entitled to cumulative voting in the election of directors or any other matter.

ANNUAL REPORT

The combined annual report and Form 10-KSB of the Company for the year ended December 31, 2004 is enclosed with this Proxy Statement.

ITEM 1

ELECTION OF DIRECTORS

The Board of Directors has nominated the following persons for election as directors to serve until the Annual Meeting of Stockholders in 2006 or until their respective successors are elected and qualified:

John R. Tuttle

Robert G. Aldrich

Randolph A. Graves, Jr.

Kelly A. Lovell

Scott M. Schecter

Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees.

If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee designated by the proxy holders named on the enclosed proxy card or by the present Board of Directors to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

The Board of Directors recommends a vote FOR the election of Messrs. Tuttle, Aldrich, Graves and Schecter and Ms. Lovell.

The following table sets forth certain information about each nominee for election to the Company’s Board of Directors and each executive officer.

Name	Age	Positions	Director Since	Expiration of Current Term
John R. Tuttle	46	Chairman, President and Chief Executive Officer	1997	2005
Robert G. Aldrich (1)(2)(3)	64	Director	2003	2005
Randolph A. Graves, Jr. (1)(2)(3)	66	Director	2003	2005
Kelly A. Lovell (1)(2)(3)	45	Director	2005	2005
Scott M. Schecter (1)(2)(3)	48	Director	2005	2005

Executive Officers
Stephen A. Aanderud	56	Chief Financial Officer and Secretary
Steven Aragon	43	Vice President, Engineering

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

Nominees for Election

John R. Tuttle. Dr. Tuttle is the co-founder of the Company, and has served since 1997 as a director and its President and Chief Executive Officer. Dr. Tuttle was elected as our Chairman of the Board in October 2003. From 1986 to 1996, Dr. Tuttle held the position of Senior Scientist at the National Renewable Energy Laboratory where he was responsible for process and device development activities relating to thin-film solar cells. Dr. Tuttle received his B.S. in Engineering Physics from Cornell University, his M.S. in Physics from the Colorado School of Mines, and his Ph.D. in Electrical Engineering from the University of Colorado.

Robert G. Aldrich. Dr. Aldrich joined us as a director in October 2003. From 2000 to the present, Dr. Aldrich served as Chief Executive Officer and Chairman of Dirigo Energy, Inc., dba Now Power, a private energy-related risk management company. From 1995 to 2000, Dr. Aldrich was the Chief Executive Officer of Tailored Energy, Inc., which provided executive and consulting support to various businesses. From 1997 to 2000, Dr. Aldrich served as a director for TTI Technologies, Inc., from 1998 to 2000, he was the Chairman of Burstpower, Inc., and from 1999 to 2000, Dr. Aldrich was the President of Commercial Operations for Solo Energy Corp. Dr. Aldrich has served as Group Vice President for the Electric Power Research Institute. Dr. Aldrich holds a Ph.D. in Solid State Science and Technology from Syracuse University, and a Bachelor of Materials Engineering from Rensselaer Polytechnic Institute.

Randolph A. Graves, Jr. Dr. Graves joined us as a director in October 2003. From 1991 to 2005, Dr. Graves has served as Executive Consultant with Graves Technology Inc., and since 2002 has served as the acting Chief Financial Officer of Eurotech, Ltd. and since 1999 as a director of Eurotech Ltd. and HomeCom Communications Inc., (now called Global Matrechs, Inc.), an affiliate company of Eurotech. Eurotech is a public company that acquires, develops and markets chemical and electronic technologies and products for use in environmental and security markets. Dr. Graves previously served as Eurotech’s Chairman and Chief Executive Officer, and prior to joining Eurotech was the President of Graves Technology, Inc. Dr. Graves was formerly the President and Chief Executive Officer of Mosaic Multisoft Corp., a Research Leader at NASA Langley Research Center, and Director, Aerodynamics Division, at NASA headquarters in Washington, D.C. Dr. Graves received his B.S. and M.S. degrees from Virginia Polytechnic Institute and State University, his Ph.D. from George Washington University, and his Master of Management from Stanford University’s Graduate School of Business.

Kelly A. Lovell. Ms. Lovell was elected to the board of directors on January 13, 2005. From 2000 to present, she has served as President and Chief Executive Officer of the Center for Economic Growth serving upstate New York’s Tech Valley. From 1992 to 2000, she served as Senior Vice President for this organization. In her capacity as President and Chief Executive Officer, she collaborates with elected state and federal officials, business, academic and community leaders to promote the growth of the region through accomplishment of strategic initiatives, industry attraction and the provision of technology and manufacturing outreach. In 2004, Ms. Lovell was appointed to serve on the Capital District Physicians’ Health Plan Board of Directors and the Saratoga Technology and Energy Park Advisory Board. Since 2003, Ms. Lovell has served as a member of the Siena Board of Trustees, the InformZ Corporate Advisory Board, the Board of the Empire State Certified Development Corporation, and the Hudson Valley/Capital Region Board of Directors for HSBC Bank. Since 2001, Ms. Lovell has served on the High Peaks Venture Partners Advisory Board. In 2000, she was appointed by New York Governor Pataki to the Harriman Research & Technology Development Corporation Board. Since 2000, Ms. Lovell has served on the Junior Achievement of the Capital Region Board of Directors, on the Sage College President’s Council, and the University at Albany Foundation’s Counsel for Economic Outreach.

Scott M. Schecter. Mr. Schecter was elected to the board of directors on January 13, 2005. In March 2005, Mr. Schecter became the Chief Financial Officer of HydroGen LLC, a private company engaged in the manufacturing of multi-megawatt phosphoric acid fuel cells. From April 2004 to March 2005, Mr. Schecter served as an independent financial and business consultant, primarily in the alternative energy industry. From 1994-2004, Mr. Schecter served as Chief Financial Officer and Treasurer of Fuel-Tech, N.V., a publicly-traded company active in the businesses of air pollution control, fuel treatment and software, and whose customer base is comprised primarily of electric utilities and large industrial companies. He received his Bachelor of Science degree in Accounting with Distinction from State University of New York at Albany and an MBA with a double major in Finance and Entrepreneurial Management from The Wharton School, University of Pennsylvania.

Executive Officers

Stephen A. Aanderud. Mr. Aanderud has served as our Chief Financial Officer and Secretary since October 2003. From 2001 to 2003, Mr. Aanderud was an independent financial consultant. He served as Chief Financial Officer of Oregon Baking Company, a private multi-location bakery-café retailer, from April to October of 1999. In October 1999, a portion of Oregon Baking Company’s operations were sold to Tri-Brands, Inc., and Mr. Aanderud served as Chief Financial Officer of Tri-Brands, Inc. from October 1999 to 2001. Oregon Baking Company became involved in a bankruptcy proceeding in December 1999. Mr. Aanderud was the President, Chief Financial Officer, and a director of Thrustmaster, Inc., a public computer peripheral company, from 1993 to 1998. Mr. Aanderud was with Arthur Andersen & Co. for nine years, and is a certified public accountant. Mr. Aanderud received his B.S. in Business Administration from Portland State University.

Steven Aragon. Dr. Aragon has served as our Vice President of Engineering since June 2004. From 2002 to 2004, Dr. Aragon served as Program Manager of DC Plasma Power Products at Advanced Energy Industries, a company engaged in the design, manufacture and support of a comprehensive suite of power products critical to the high-tech manufacturing of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other advanced product applications. From 1998 to 2002, Dr. Aragon served as Director of Process Engineering and Applications at SciVac/Optcom, a fiber optics company. Dr. Aragon earned an Ph.D. in Physical Chemistry from the University of California; an MBA in Finance from Santa Clara University; a MS degree in Chemistry from the University of California; and a BA degree in Chemistry from the University of Northern Colorado.

We have adopted a code of ethics that is applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics can be found under the heading “Policy on Business Ethics for Directors, Officers and Employees” on our website at www.daystartech.com.

During 2004, the Board of Director held seven meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member during the period of such director’s service during 2004. The Board of Directors does not currently have a policy with regard to the attendance of board members at its annual meeting of stockholders.

The Board of Directors has determined that a majority of its directors presently meet the independence standards under the applicable Nasdaq rules. These directors are Messrs. Aldrich, Graves and Schecter, and Ms. Lovell.

The Audit Committee currently consists of Messrs. Aldrich, Graves and Schecter, and Ms. Lovell with Mr. Schecter serving as Chair. All of the Audit Committee members are currently independent, as defined under the rules of The Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter is attached to this Proxy Statement as Appendix A. The function of the Audit Committee is to review the performance of and to appoint the Company’s independent public accountants, to review and approve the scope and proposed cost of the yearly audit, to review the financial information provided to stockholders and others, to review the Company’s internal controls, and to consult with and review recommendations made by the Company’s independent public accountants with respect to financial statements, financial records and internal controls, and to make such other recommendations to the Board of Directors as it deems appropriate from time-to-time. The Audit Committee met three times during 2004.

The Compensation Committee consists of Messrs. Aldrich, Graves and Schecter, and Ms. Lovell with Mr. Aldrich serving as Chair. The Compensation Committee considers recommendations of the Company’s management regarding the compensation of the senior executives of the Company, considers management’s proposals regarding stock incentive grants and administers the Company’s stock option plans. The Compensation Committee met four times during fiscal 2004.

Prior to December 2004, the Company did not have a standing Nominating Committee; however, a majority of the independent directors on the Board functioned in the capacity of the Nominating Committee. Director nominees were recommended for the board’s selection by a majority of the directors who, at that time, met the independence standards of the Nasdaq rules—Messrs. Aldrich and Graves. Such nominees were then voted on by the entire Board of Directors. The independent directors acting in the capacity of a Nominating Committee met three times during 2004.

The Nominating and Governance Committee, established in December 2004, currently consists of Messrs. Aldrich, Graves and Schecter, and Ms. Lovell with Ms. Lovell serving as Chair. All of the Nominating and Governance Committee members are currently independent, as defined under the rules of The Nasdaq Stock Market. The function of the Nominating and Governance Committee is (a) assisting the Board in determining the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the specific needs of the Company and the Board of Directors; (b) ascertaining whether such candidates are “Independent” to the extent required by applicable Nasdaq and Securities and Exchange Commission regulations; (c) identifying, interviewing, and certifying qualified candidates as potential Board members; (d) proposing to the Board nominees for election by the shareholders at the Annual Meeting of Shareholders; (e) proposing to the Board prospective director candidates in the event a vacancy exists or occurs on the Board or upon the occurrence of a change in Board composition requirements; (f) reviewing, evaluating, interviewing, and certifying candidates nominated by shareholders for election to the Board of Directors; (g) notifying shareholders of the source of candidates proposed for the Board of Directors; (h) reviewing the conduct of Board meetings and the adequacy and timeliness of information provided to Board members for meetings; (h) developing plans regarding the size and composition of the Board and its committees; (i) evaluating Board performance; (j) reviewing and assessing for the Board management succession plans; (k) advising, developing and recommending to the Board a set of corporate governance policies and principles applicable to the Company and reviewing established corporate governance guidelines of the Board at least annually and monitoring and making recommendations to the Board with respect to the corporate governance principles applicable to the Company; (l) assisting the Board in implementing those practices; (m) overseeing the evaluation of the management of the Company; and (n) such other functions as the Board may from time to time assign to the Committee. In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board and the Company’s management. The Committee serves under a charter, a current copy of which is available on the Company’s website at www.daystartech.com.

The Company receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and stockholders. Any such nominations, together with appropriate biographical information, should be submitted to the Company in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a stockholder or stockholder group are reviewed and considered in the same manner as all other candidates.

Qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. The Nominating and Governance Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its stockholders. The independent directors, in addition to any other board members as may be desirable, evaluate potential nominees, whether proposed by stockholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing such other information as may be deemed relevant.

Candidates whose evaluations are favorable are then chosen by the Nominating and Governance Committee to be recommended for selection by the full Board. The full Board selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at the annual meeting.

The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

A stockholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected shall submit a written notice of his or her nomination of a candidate to the Company’s Secretary at the Company’s principal executive offices. The submission must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and mail its proxy materials.

A stockholder’s notice to the Secretary in order to be valid must set forth (i) the name and address of the stockholder, as they appear on the Company’s books, as well as the stockholder’s business address and telephone number and residence address and telephone number; (ii) the class and number of shares of the Company which are beneficially owned by the stockholder; (iii) the name, age, business address and residence address of each nominee proposed in the notice; (iv) any relationship of the stockholder to the proposed nominee; (v) the principal occupation or employment of the nominee; (vi) the class and number of shares of the Company stock beneficially owned by the nominee, if any; (vii) a description of all arrangements or understandings between the stockholder and each nominee and any other persons pursuant to which the stockholder is making the nomination; and (viii) any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the stockholder proposes to nominate for election as a director, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Director Compensation

Beginning in 2003, non-employee directors received an annual fee of $6,000 per year payable quarterly in arrears, plus a $1,000 meeting fee for each meeting of the board of directors or a board committee the director attends. In addition, upon election to the board, non-employee directors received a fully vested option to purchase 6,000 shares of DayStar common stock under the DayStar Equity Incentive Plan with an exercise price of less than 85% of the fair market value of the common stock on the date of grant. For each completed year of service as a director, non-employee directors are granted a fully vested option to purchase 3,000 shares of DayStar common stock with an exercise price of less than 85% of the fair market value of the common stock on the date of grant.

Beginning in December 2004, in addition to the above, the audit committee chairman receives an annual fee of $4,000 per year payable quarterly in arrears, plus a $2,000 meeting fee for each meeting of the audit committee the director attends. In addition, beginning in December 2004, for each completed year of service as a director, the grant to non-employee directors of fully vested options to purchase shares of DayStar common stock was increased from 3,000 to 4,500 shares.

Employment Agreements

Each Company officer serves at the discretion of our board of directors. We have entered into employment agreements with John R. Tuttle, our President and Chief Executive Officer, Steven Aragon, our Vice President of Engineering, and Stephen A. Aanderud, our Chief Financial Officer and Secretary. Under each such employment agreement, the executive is entitled to participate in an annual bonus and long-term incentive award program, if and when such program is adopted by the Board. Each executive’s receipt of bonus compensation is within the sole discretion of the board of directors, and we have the right to alter, amend or eliminate all or any part of any bonus or incentive plans at any time, without compensation. Each executive is also entitled to participate in all or our employee benefit plans. We may terminate each agreement at any time for “cause” or in the event of the executive’s disability or death. If we terminate “without cause,” the employment agreements of Dr. Aragon and Mr. Aanderud entitle each to three months’ base salary and Dr. Tuttle’s employment agreement entitles him to six months’ base salary, in addition to any other benefits which have been earned or become payable as of the date of the termination. In the event that the agreement is terminated because of death or disability, we will continue to pay the executive’s full salary through the end of the month in which his period of employment ends, together with any benefits which have been earned or become payable as of the termination date. As part of each agreement, the executive has signed a nondisclosure, developments and nonsolicitation agreement, in which he agrees, among other things, to protect our confidential information, not to solicit our employees, and not to breach any agreements with third parties.

Dr. Tuttle’s employment agreement is for an initial three-year term ending on October 31, 2006. The agreement is automatically extended for successive one-year periods unless either party gives the other 30 days prior notice that it elects not to extend the agreement. Under the agreement, Dr. Tuttle receives a base salary of $150,000 per year. Dr. Tuttle’s agreement provides that he will also receive incentive salary equal to one-tenth of DayStar’s adjusted net profits, not to exceed two hundred percent of his base salary, and the use of an automobile during the term of the agreement.

Dr. Aragon’s employment agreement is for an initial one-year term, ending on June 1, 2005. The agreement is automatically extended for successive one-year periods unless either party gives the other 30 days prior notice that it elects not to extend the agreement. Under the agreement, Dr. Aragon receives a base salary of $130,000 per year.

Mr. Aanderud’s employment agreement provides for an initial one-year term, which ended on October 21, 2004, and automatic extensions for successive one-year periods until either party gives the other 30 days prior notice that it elects not to extend the agreement. Mr. Aanderud’s agreement was automatically extended for another one-year term on October 21, 2004, and his base salary was increased from $96,000 to $110,000 per year effective January 1, 2005.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth certain information regarding the compensation of our President and Chief Executive Officer for services rendered in all capacities to DayStar during each of the three years ended December 31, 2004. We had no other named executive officers during the three years ended December 31, 2004.

Summary Compensation Table

					Long-Term Compensation
	Annual Compensation				Restricted Stock Awards	Security Underlying Options/SAR	LTIP Payouts	All Other Compensation
Name and Principal Position	Year	Salary		Bonus
John R. Tuttle	2004	$343,500	(1)	—	—	—	—	$1,086	(2)
President and Chief Executive Officer	2003	$74,850		—	$280,000	—	—	$3,122	(2)
	2002	$79,200		—	—	—	—	$4,100	(3)

(1)	Includes $152,000 paid in 2004 for back wages accrued prior to 2002 and $41,500 paid in 2004 for back wages accrued in 2003.
(2)	Medical premiums paid by DayStar
(3)	Moving expenses for move from Colorado to California.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information, as of May 10, 2005, with respect to the beneficial ownership of the Company’s Common Stock and Class B Common Stock by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock or Class B Common Stock, by each nominee for director, by the named executive officer, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power. Each beneficial owner of shares of Class B Common Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of Common Stock on an as converted basis because the Class B Common Stock is immediately convertible into Common Stock. Therefore, in indicating a person’s beneficial ownership of shares of Common Stock, it has been assumed that such person has converted into Common Stock all shares of Class B Common Stock of which such person is a beneficial owner. For these reasons, the table contains duplications in the numbers of shares and percentages of Common Stock and Class B Common Stock.

Name and Address of Beneficial Owner	Class of Securities Owned	Number of Shares Beneficially Owned	Percent of Class
John R. Tuttle 13 Corporate Drive Halfmoon NY 12065	Common	466,830	13.4

Stephen A. Aanderud 13 Corporate Drive Halfmoon NY 12065	Common	15,500	*

Steven Aragon (1) 13 Corporate Drive Halfmoon NY 12065	Common	13,542	*

Robert G. Aldrich (2) 13 Corporate Drive Halfmoon NY 12065	Common	9,000	*

Randolph A. Graves, Jr. (2) 13 Corporate Drive Halfmoon NY 12065	Common	9,000	*

Kelly A. Lovell (3) 13 Corporate Drive Halfmoon NY 12065	Common	6,000	*

Scott M. Schecter (3) 13 Corporate Drive Halfmoon NY 12065	Common	6,000	*

Chester L.F. Paulson and Jacqueline M. Paulson, as joint tenants (5) 811 SW Naito Parkway, Suite 200 Portland OR 97204	Common	1,015,156	22.5

Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	Common	213,775	6.1

Eric Cole 5438 Gladewright Drive Centreville, VA 20120	Common	173,334	5.0

Interface, Inc. Suite 165 100 Chastain Center Blvd. Kennesaw, GA 30114	Class B Common Stock	29,000	1.6	(4)

All Directors and Executive Officers as a group (seven persons)	Common	525,872	14.9

*	Less than one percent.
(1)	Amounts reflect stock options that will vest within 60 days of May 31, 2005. If shares are acquired, Dr. Aragon would have sole discretion as to voting and investment.
(2)	Dr. Aldrich and Dr. Graves were each granted an exercisable option to purchase 6,000 shares of common stock when they joined the Board of Directors in October 2003 and received an additional grant exercisable to purchase 3,000 shares of common stock in June 2004.
(3)	Ms. Lovell and Mr. Schecter were each granted an exercisable option to purchase 6,000 shares of common stock when they joined the Board of Directors in January 2005.
(4)	Class B common stock ownership percentage reflects a 2-for 1 split of the Common Stock effective on December 2, 2003
(5)	Mr. and Mrs. Paulson jointly own 11,340 representative warrants and Paulson Capital Corp. owns 129,949 representative warrants. Each representative warrant allows the owner to purchase one share of common stock, one Class A redeemable public warrant and two Class B non-redeemable public warrants. In addition, Paulson Capital Corp. owns 450,000 Class B public warrants.

The Company is currently considering various opportunities to obtain private equity funding. In the alternative, the Company is also considering conducting a new public offering of its securities. The Company expects to finalize its plans with respect to such additional financing by the end of the second quarter 2005. If such financing is available, it may not be available to the Company on optimal terms and any new private equity financing could be dilutive to our stockholders, and/or result in adding one or more new stockholders owning more than 5% of the Company’s stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Officers, directors and greater than ten percent beneficial owners are required by Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on the Company’s review of the copies of such forms it received and written representations from reporting persons required to file reports under Section 16(a), to the Company’s knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal 2004 were complied with, except that one stock option grant to each of Dr. Graves, Dr. Aldrich, Dr. Aragon and Mr. Aanderud, reported on Form 5’s on February 14, 2005, should have been reported on Form 4’s on June 24, 2004 for Dr. Aldrich, Dr. Graves and Dr. Aragon and on December 16, 2004 for Mr. Aanderud.

AUDIT COMMITTEE REPORT AND RELATED MATTERS

The information contained in this report shall not be deemed to be soliciting material, or to be filed with, or incorporated by reference in future filings with, the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee of the Board of Directors of the Company is composed of four non-employee directors who meet the independence standards of the Nasdaq Stock Market. The members of the Audit Committee are Scott M. Schecter, Chair, Robert G. Aldrich, Kelly A. Lovell, and Randolph A. Graves, Jr. The Audit Committee operates under a written charter adopted by the Board of Directors in 2003. The Board has determined that Mr. Schecter qualifies as an “audit committee financial expert” under federal securities laws by virtue of his relevant experience and is independent under the applicable requirements of the Securities Exchange Act of 1934.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accountants are responsible for performing an independent audit of the

Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants of the Company. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated audited financial statements with management and the Company’s independent registered public accountants. The Audit Committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent public accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the Company’s independent public accountants that firm’s independence and considered whether the non-audit services provided by the Company’s independent public accountants were compatible with maintaining the independence of such independent public accountants.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

Scott M. Schecter, Chair Robert G. Aldrich Randolph A. Graves, Jr. Kelly A. Lovell

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Hein & Associates LLP for 2004 and 2003.

	FY 2004	FY 2003
Audit Fees	$53,085	$77,235
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Totals	$53,085	$77,235

Audit services of Hein & Associates LLP for fiscal 2004 and 2003 consisted of the examination of the consolidated financial statements of the Company. All of the services described above were approved in advance by the Audit Committee.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected and the Board of Directors recommends Hein & Associates LLP, independent registered public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2005. Hein & Associates LLP has acted as independent public accountants for the Company since 2003. A representative of Hein & Associates LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Hein & Associates LLP as the Company’s independent public accountants for 2005.

The Board of Directors recommends a vote FOR ratification of the appointment of Hein & Associates LLP as the Company’s independent public accountants for 2005.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the meeting.

Stockholders may only bring business before an annual meeting if the stockholder proceeds in compliance with the Company’s Restated Bylaws. For business to be properly brought before the 2005 Annual Meeting by a stockholder, notice of the proposed business must be given to the Secretary of the Company in writing a reasonable time before the meeting. The notice to the Secretary must set forth as to each matter that the stockholder proposes to bring before the meeting: (i) a brief description of the business; (ii) the stockholder’s name and address as they appear on the Company’s books; (iii) the class and number of shares beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. The presiding officer at any annual meeting will determine whether any matter was properly brought before the meeting in accordance with the above provisions. If he should determine that any matter has not been properly brought before the meeting, he will so declare at the meeting and the matter will not be considered or acted upon.

STOCKHOLDER PROPOSALS AND COMMUNICATIONS

To be eligible for inclusion in the Company’s proxy materials for the 2006 Annual Meeting of Stockholders, a proposal intended to be presented by a stockholder for action at that meeting must, in addition to complying with the stockholder eligibility and other requirements of the Securities and Exchange Commission’s rules governing such proposals, be received not later than January 1, 2006 by the Secretary of the Company at the Company’s principal executive offices at 13 Corporate Drive, Halfmoon, New York 12065.

A stockholder proposal must include: (i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting; (ii) with respect to each such stockholder, that stockholder’s name and address (as they appear on the records of the Company), business address and telephone number, residence address and telephone number, and the number of shares of each class of stock of the Company beneficially owned by that stockholder; and (iii) any interest of the stockholder in the proposed business.

Any stockholder desiring to communicate with the Board of Directors, or one or more members, may do so by addressing their written correspondence to DayStar Technologies, Inc., Board of Directors, c/o Corporate Secretary. The Secretary of the Company will promptly forward all such communications to the specified addressees.

It is important that your shares be represented at the meeting. Therefore, whether or not you expect to be present in person, you are respectfully requested to mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope.

By order of the Board of Directors,

Stephen A. Aanderud Secretary

Dated as of May 31, 2005

Appendix A

DAYSTAR TECHNOLOGIES, INC.

AUDIT COMMITTEE CHARTER

The Board of Directors of DayStar Technologies, Inc. (the “Corporation”) will annually appoint from its members an Audit Committee. This Charter of the Audit Committee supplements the provisions of Section 3.12 of the Corporation’s Bylaws and further defines the role, authority and responsibility of the Audit Committee.

Number of Members and Appointment

The Audit Committee will be composed of at least three independent members of the Board of Directors. Members of the Committee will be appointed annually by the Board of Directors. Vacancies will be filled by the Board of Directors. The Chairman of the Audit Committee will be elected by the Audit Committee, pursuant to the procedures outlined below.

Qualifications of Members

Each member of the Audit Committee will be a Director who, in the judgment of the Board of Directors, is financially literate and possesses the ability to read and understand the fundamental financial statements of the Corporation and its subsidiaries, including balance sheets, income statements and cash flow statements. At least one member of the Audit Committee will, in the judgment of the Board of Directors, have accounting or related financial management expertise, which may include employment experience in finance or accounting, certification in accounting or any other comparable experience, including being, or having been, a chief executive officer or other senior officer of a Corporation with financial oversight responsibilities.

Independence of Members

Members of the Audit Committee will be free from any relationship to the Corporation or its subsidiaries that, in the judgment of the Board of Directors, may interfere with the exercise of their independence from management of the Corporation. Other than in their capacity as members of the Board of Directors, members of the Audit Committee will not be affiliates, officers, or employees of the Corporation or any of its subsidiaries and may not accept from the Corporation or any of its subsidiaries any consulting, advisory or other compensatory fees. Appointments to the Audit Committee will be consistent with standards for determining independence promulgated by the Securities and Exchange Commission and the NASDAQ Stock Market, or such other national securities market as will be the principal market for trading of the Corporation’s securities.

Meetings, Quorum, Informal Actions, Minutes

The Audit Committee will meet on a regular basis, at least four times per year. Special meetings may be called by the Chairman of the Audit Committee. A majority of the members of the Audit Committee will constitute a quorum. Concurrence of a majority of the quorum (or, in case a quorum at the time consists of two members of the Committee, both members present) will be required to take formal action of the Audit Committee. Written minutes will be kept for all formal meetings of the Committee.

The Audit Committee will meet separately in executive session, periodically, with each of management, the principal internal auditor of the Corporation and the outside auditing firm.

As permitted by section 141 of the Delaware General Corporation Law, the Audit Committee may act by unanimous written consent, and may conduct meetings via conference telephone or similar communication equipment.

Members of the Audit Committee may meet informally with officers or employees of the Corporation and its subsidiaries and with the Corporation’s independent auditors, and may conduct informal inquiries and studies without the necessity of holding a formal meeting. The Audit Committee may delegate to its Chairman or to one or more of its members the responsibility for performing routine functions as, for example, review of press releases announcing results of Corporation operations.

Outside Advisors

The Audit Committee will have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist the Audit Committee in the performance of its functions. The Audit Committee will have sole authority to approve related fees and retention terms.

Responsibilities

The Corporation’s independent auditors are ultimately accountable to the Audit Committee. The Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Corporation’s independent auditors.

The Audit Committee will oversee the independence and performance of the Corporation’s independent auditors. The Committee will ensure that the independent auditors periodically submit to the Audit Committee a formal written statement delineating all relationships between the auditors and the Corporation and will engage in an active dialogue with the auditors with respect to any disclosed relationships or services that may impact the auditor’s independence or objectivity. The Audit Committee will determine the appropriate action in response to the auditors’ report to satisfy itself of the auditors’ independence.

The Audit Committee will oversee the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation.

The Audit Committee will annually prepare and submit, for inclusion in management’s proxy statement to stockholders in connection with the Corporation’s annual meeting of stockholders, a report in conformity with Item 306 of Securities and Exchange Commission Regulation S-B.

Without limiting the generality of the foregoing, the Audit Committee will:

•	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the outside auditing firm. In this regard, the Audit Committee will have the sole authority to (a) appoint and retain, (b) determine the funding for, and (c) when appropriate, terminate, the outside auditing firm, which will report directly to the Audit Committee.

•	Approve in advance all audit services to be provided by the outside auditing firm, including any written engagement letters related thereto.

•	Establish policies and procedures for the engagement of the outside auditing firm to provide permissible non-audit services, which will require pre-approval by the Audit Committee of all permissible non-audit services to be provided by the outside auditing firm.

•	Consider, at least annually, the independence of the outside auditing firm, including whether the outside auditing firm’s performance of permissible non-audit services is compatible with the auditor’s independence; obtain and review a report by the outside auditing firm describing any relationships between the outside auditing firm and the Corporation or any other relationships that may adversely affect the independence of the auditor; discuss with the outside auditing firm any disclosed relationships or services that may impact the objectivity and independence of the auditor; and present to the Board of directors the Audit Committee’s conclusions with respect to the independence of the outside auditing firm.

•	Review and discuss with the outside auditing firm: (i) the scope of the audit, the results of the annual audit examination by the auditor and any accompanying management letters, and any difficulties the auditor encountered in the course of their audit work, including any restrictions on the scope of the outside auditing firm’s activities or on access to requested information, and any significant disagreements with management; and (ii) any reports of the outside auditing firm with respect to interim periods.

•	Review and discuss with management and the outside auditing firm the annual audited and quarterly unaudited financial statements of the Corporation, including: (i) an analysis of the auditor’s judgment as to the quality of the Corporation’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (ii) the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the development, selection and reporting of accounting policies that may be regarded as critical; and (iii) major issues regarding the Corporation’s accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles and financial statement presentations.

•	Recommend to the board based on the review and discussion described above, whether the financial statements should be included in the Annual Report on Form 10-K.

•	Periodically review and discuss the adequacy of the Corporation’s internal controls, any significant deficiencies in internal controls, and significant changes in such controls; and review and discuss with the principal internal auditor of the Corporation and such others as the Audit Committee deems appropriate, the scope and results of the internal audit program.

•	Periodically review and discuss the adequacy and effectiveness of the Corporation’s disclosure controls and procedures and management reports thereon.

•	Review and discuss with management and the outside auditors any material financial or non-financial arrangements of the Corporation which do no appear on the financial statements of the Corporation.

•	Review and approve any related party transactions involving directors or executive officers of the Corporation.

•	Review, with the General Counsel, material pending legal proceedings involving the Corporation and other contingent liabilities.

•	Establish procedures for receiving and handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

•	Establish policies for the hiring of employees and former employees of the outside auditing firm.

•	Report the Committee’s activities to the full Board of Directors on a regular basis.

•	Review and assess the performance of the Audit Committee and the adequacy of this Charter on an annual basis.

Committee Resources

The Audit Committee is authorized to employ the services of such counsel, consultants, experts and personnel, including persons already employed or engaged by the Corporation, as the Committee may deem reasonably necessary to enable it to fully perform its duties and fulfill its responsibilities.

PROXY

PROXY DayStar Technologies,Inc. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS June 21, 2005 Solicited on Behalf of the Board of Directors of the Company

The undersigned hereby appoints John R. Tuttle and Stephen A. Aanderud as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of DayStar Technologies, Inc. to be held on Tuesday, June 21, 2005 beginning at 11:00 A.M. local time and at any adjournments or postponements thereof:

1. ELECT FIVE DIRECTORS: VOTE FOR all nominees listed WITHHOLD AUTHORITY to (except as marked to the contrary below) vote for all nominees listed

Instruction: To withhold authority to vote for an individual nominee, strike a line through the nominee’s name below.

John R. Tuttle Robert G. Aldrich Randolph A. Graves, Jr. Kelly A. Lovell Scott M. Schecter

2. RATIFY APPOINTMENT OF HEIN & ASSOCIATES LLP

as the Company’s independent public accountants for 2005:

FOR AGAINST ABSTAIN(please sign on reverse side)

DETACH PROXY CARD HERE

DAYSTAR TECHNOLOGIES,INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED,BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR,ANDFOR APPROVAL OF HEIN & ASSOCIATES LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OFTHE COMPANY. IN ADDITION,THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please Detach Here

You Must Detach This Portion of the Proxy Card.

Before Returning it in the Enclosed Envelope

Dated:             , 2005            Signature or Signatures Please date and sign exactly as your name or names appear. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person. PLEASE VOTE,SIGN,AND RETURN THE ABOVE PROXY.